Exhibit 4.3


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                      1991 INCENTIVE PLAN FOR KEY EMPLOYEES
                            AND DIRECTORS, AS AMENDED


1.    PURPOSE OF THE PLAN.

      The purpose of the plan is to secure for International Specialty Products Inc. (the "Corporation") and its stockholders the benefits of the incentive inherent in common stock ownership by Key Employees and Eligible Directors of the Corporation and its subsidiaries who will be largely responsible for the Corporation's future growth and continued financial success. The Plan is intended to furnish a component of a modern compensation program to attract, retain and stimulate capable persons by creating the incentives for maximum personal involvement in the Corporation's fortunes.

      The stock options (the "Option" or "Options") and awards of restricted shares (the "Restricted Shares") and unrestricted shares of common stock offered pursuant to the Plan are a matter of separate inducement and are not in lieu of any salary or other compensation for the services of any Key Employee or Eligible Director participating in the Plan.

      It is intended that an Option granted under the Plan may be either an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code") (a "Qualified Option"), or an Option which is not a qualified option (a "Non-qualified Option"), but the Corporation makes no warranty as to the qualification of any Option as a Qualified Option.

2.    DEFINITIONS.

      Capitalized terms used herein not otherwise defined have the following meanings:

      (a) Change in Control of the Company is deemed to have occurred if the executive officers of the Company as of June 28, 1991, either directly or through one of their



NYFS01...:\01\47201\0035\1909\PLN7278X.000
affiliates, cease to have, in the aggregate, directly or indirectly, at least 20% of the voting power of the Company.

      (b) Committee means a Committee of the Board of Directors of the Corporation, which has been appointed by the Board of Directors of the Corporation (the "Board") to administer the Plan and perform the functions set forth herein for the Committee, among other things. The Committee shall be composed of three or more members of the Board, all of whom shall be "disinterested persons" within the meaning of 17 C.F.R. ss. 240.16b-3 of the Regulations issued under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      (c) Common Stock means the Common Stock of the Corporation, par value $.01 per share, and any other stock or securities resulting from the adjustment thereof or substitution therefor as described in Section 16 below.

      (d) Disability means the condition which results when an individual has become permanently and totally disabled within the meaning of Section 22(e)(3) of the Code.

      (e) Eligible Director means a director of the Corporation who is not an officer or employee of the Corporation, a Subsidiary or a Parent (but includes a former officer or former employee thereof).

      (f) Fair Market Value, as of any date means: (i) in the event the Common Stock is listed on a national securities exchange, the closing price as reported for composite transactions on the date, or, if no sales occurred on that date, then the closing price on the next preceding date on which such sales of Common Stock occurred; (ii) in the event the Common Stock is not listed on a national securities exchange, the mean between the high bid and the low asked prices reported for shares of Common Stock traded over-the-counter on that date, or, if no bid and asked prices were reported on that date, then the mean between the high bid and low asked prices on the next preceding date on which such prices were reported; or (iii) in the event there are no over-the-counter prices for the Common Stock and it is not listed on a national securities exchange, the fair market value determined by the Committee either on the basis of the available price of the Common Stock or in such other manner as the Committee may deem reasonable.





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
      (g) Key Employee means a regular employee of the Corporation, a Subsidiary or a Parent, who, is an officer or holds a managerial or other key position, as determined by the Committee, and who, in the opinion of the Committee, has demonstrated a capacity for making a substantial contribution to the success of the business of the Corporation, a Subsidiary or a Parent.

      (h) Over-Ten-Percent Shareholder means a Key Employee who, at the time an option is to be granted to him, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, its Parent or a Subsidiary, within the meaning of Section 422(b)(6) of the Code.

      (i) Parent means a parent corporation of the Corporation within the meaning of Section 424(e) of the Code.

      (j) Plan means the International Specialty Products Inc. 1991 Incentive Plan for Key Employees and Directors, as amended, as set forth in this instrument and as it may be amended from time to time.

      (k) Stock Option Agreement or the Agreement means the written agreement between a Key Employee or Eligible Director and the Corporation evidencing the grant of an option under the Plan and setting forth the terms and conditions of that grant.

      (l) Subsidiary means a subsidiary corporation of the Corporation within the meaning of Section 424(f) of the Code.

      (m) Successor Corporation means a corporation, or a Parent or Subsidiary corporation of such corporation, within the meaning of Section 424(e) or (f) of the Code, which issues or assumes a stock option in a transaction to which
Section 424(a) of the Code applies.

3.    ADMINISTRATION OF THE PLAN.

      The Plan shall be administered by the Committee. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which there is a quorum, or acts approved in writing by the unanimous consent of its members, shall be the acts of the Committee.



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
      The Committee is authorized, subject to the provisions of the Plan, to adopt, amend and rescind such rules and regulations as it may deem appropriate for the administration of the Plan and to make such determinations and interpretations which it deems consistent with the Plan's provisions. The Committee's determinations and interpretations shall be final and conclusive.

      In no event will a Key Employee or an Eligible Director who is subject to the reporting requirements of Regulations 17 C.F.R. ss. 240.16b-3 of the Exchange Act be entitled to sell or otherwise dispose of any shares acquired pursuant to any Options for a period of six (6) months from the date of the acquisition of such Options.

4.    OFFERS TO SELL SHARES.

      During the period this Plan remains in force, Key Employees shall be eligible to receive shares of Common Stock. The Corporation, a Subsidiary, or a Parent may, pursuant to Sections 7 and 8 hereof, offer to sell shares of Common Stock to such of their respective Key Employees as shall be designated from time to time by the Committee, on the terms, conditions and restrictions set forth in this Plan and such other and additional terms, conditions and restrictions not inconsistent therewith as may be determined by the Committee. Such an offer shall not be transferable, and any attempt to transfer the offer shall be void and of no effect.

      The aggregate number of shares of Common Stock which may be sold under the Plan shall not exceed one million. In the event that the number of outstanding shares of Common Stock shall be changed by reason of one or more split-ups or combinations of shares or recapitalizations or stock dividends, the number of shares which may thereafter be offered for sale under the Plan shall be appropriately adjusted as determined by the Committee so as to reflect such change or changes. No adjustment provided for in this Section 4 shall require the Corporation to issue a fractional share.

5.    GRANTING OF OPTIONS TO KEY EMPLOYEES.

      In addition to Section 4 hereof, Key Employees shall be eligible to receive Options under the Plan. Subject to Section 16 of the Plan, the shares to be optioned under the Plan shall be shares of the Corporation's Common Stock, and may be authorized but unissued shares or shares issued and



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
reacquired by the Corporation and held in its treasury, as the Committee may from time to time determine. The aggregate number of shares for which Options may be granted under the Plan shall be five million.

      The number of shares subject to the Plan, the number of shares subject to outstanding Options and the Option price of such outstanding Options shall be appropriately adjusted, in any reasonable manner determined by the Committee, to reflect any future stock dividends, split-ups, reorganizations, recapitalizations or other substitutions of securities of the Corporation for the present Common Stock. The Committee's adjustment shall be effective and binding for all purposes of the Plan and each Stock Option Agreement entered into under the Plan. No adjustment or substitution provided for in this Section 5 shall require the Corporation to issue a fractional share.

      Except to the extent otherwise provided under the Code, to the extent that the aggregate fair market value of stock for which Qualified Options are exercisable for the first time by a Key Employee during any calendar year (under all stock option plans of the Corporation and of any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Non-qualified Options. For purposes of this limitation, (i) the fair market value of stock is determined as of the time the Option is granted and (ii) the limitation will be applied by taking into account Options in the order in which they were granted.

      Shares subject to and not delivered under an Option which (i) expires or terminates or (ii) is relinquished pursuant to Section 6 of the Plan during the term of the Plan shall again be available for Option under the Plan. If all or any portion of an Option is surrendered pursuant to Section 13 of the Plan, the shares covered thereby shall not thereafter be available for the granting of other Options under the Plan.

6.    ELIGIBILITY AND SELECTION OF KEY EMPLOYEES.

      Shares of Common Stock may be offered for sale under the Plan only to Key Employees. The sale of shares of Common Stock to a Key Employee shall not preclude subsequent sales to the same Key Employee. Nor shall any sale of shares to a Key Employee pursuant to either Sections 7 or 8 hereof preclude sales of shares pursuant to the other Section to the same Key Employee at the same time or at any other time.



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
      Subject to the provisions of the Plan, the Committee may, from time to time, designate the Key Employees to whom shares of Common Stock may be offered for sale, may determine whether such shares are to be offered without restrictions as to disposition pursuant to Section 7 hereof, or subject to restrictions as to disposition pursuant to section 8 hereof, may determine the time or time when such shares may be offered for sale, the number of such shares to be offered for sale to each Key Employee at each time and, subject to the provisions of Sections 7 and 8 hereof, the price thereof, and may prescribe the form of instruments, including, without limitation, instruments evidencing offers to sell and agreements to purchase shares under the Plan, and the form of the legend or legends, if any, to be imprinted on the stock certificates, if any, representing shares sold under the Plan.

      Subject to the provisions of the Plan, the Committee shall have full authority in its discretion to determine those Key Employees to whom Options shall be granted and in each case the number of shares to be subject to such Option, the date on which it is to be granted, the Option price at which shares covered thereby may be purchased (subject, however, to Section 9 of the Plan), whether it is intended to be a Qualified Option or a Non-qualified Option, and the other terms thereof; provided that no single Key Employee may be granted Options for more than 150,000 shares of Common Stock during any calendar year.

      Each Option shall be evidenced by a Stock Option Agreement containing terms and conditions established by the Committee and consistent with the provisions of the Plan. The terms and conditions of Options may differ. If the Committee grants Options intended to be Qualified Options, the Agreement shall contain such terms and provisions as may in the Committee's judgment be necessary to render them incentive stock options within the meaning of Section 422(b) of the Code.

      Any person may be granted additional Options, or may relinquish an Option or Options and be granted one or more other Options, including Options exercisable at prices lower than those of the relinquished Options, as the Committee may determine.




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
7.    PRICE AND PURCHASE OF UNRESTRICTED SHARES.

      If the Committee shall designate a Key Employee as one to whom shares of Common Stock without restrictions as to disposition may be offered, the purchase price per share of such shares shall be determined by the Committee.

      A Key Employee so designated by the Committee to whom an offer is made by his employer corporation to sell shares of Common Stock without restrictions shall have a period, to be fixed by the Committee in each instance, terminating not later than sixty days after the date on which such employee was so designated, within which such employee may give written notice to such employer corporation of his election to purchase the shares offered. At or before the time of purchase of such shares, the Key Employee shall pay the full purchase price in cash or as otherwise permitted by the Committee pursuant to Section 15 hereof, and shall agree in writing that the Plan shall not be deemed to confer any right upon the employee to remain in the employ of the Corporation, a Parent or of any of its Subsidiaries.

8.    PRICE AND PURCHASE OF RESTRICTED SHARES.

      If the Committee shall designate a Key Employee to whom Restricted Shares of Common Stock subject to restrictions as to disposition may be offered, the purchase price per share of such shares shall be determined by the Committee. Restricted Shares so offered shall be subject to the restrictions and conditions set forth in Section 10 hereof, and to any additional restrictions and conditions as the Committee shall specify at the time it so designates such employee. The Committee at such time may determine the rate or rates at which and the circumstances under which the restrictions and conditions imposed upon such shares shall lapse, which shall not, except as otherwise provided in
Section 10 hereof, be prior to the expiration of one year from the date of purchase of such shares.

      A Key Employee so designated by the Committee to whom an offer is made by his employer corporation to sell Restricted Shares of Common Stock shall have a period, to be fixed by the Committee in each instance, terminating not later than sixty days after the date on which such employee was so designated, within which such employee may give written notice to such employer corporation of his election to purchase the shares offered. At or before the time of purchase of such shares the employee shall pay the full purchase price in cash or as otherwise permitted by the



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
Committee pursuant to Section 15 hereof, and shall agree in writing (a) that the Plan shall not be deemed to confer any right upon the employee to remain in the employ of the Corporation, a Parent or of any of its Subsidiaries, and (b) that he will observe and comply with all terms, conditions and restrictions to which the shares purchased by him are subject.

9.    KEY EMPLOYEE OPTION PRICE.

      The Committee shall establish the Option price at the time an Option is granted to a Key Employee. The Option price shall not be less than 100% of the Fair Market Value of the shares of Common Stock subject to the Option on the day the Option is granted; provided, however, that the option price shall be at least 110% of the Fair Market Value of the shares of Common Stock subject to any Qualified Option at the time such Qualified Option is granted, if the Qualified Option is granted to a Key Employee who is an Over-Ten-Percent Shareholder. In any event, the Option price shall not be less than the par value of the shares subject to the Option.

10.   RESTRICTIONS AND CONDITIONS ON PURCHASE OF RESTRICTED SHARES.

      Restricted Shares of Common Stock purchased by a Key Employee pursuant to an offer made under Section 8 hereof shall be subject to the following terms, restrictions and conditions:

            (a) Except as expressly permitted in this Section 10, for a period of one year from the date of purchase and for such further period or periods as may be provided by the Committee, such shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (other than pursuant to Section 15 hereof), and any such sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and of no force and effect;

            (b) The conditions and restrictions described in Section 10(a) hereof shall lapse and such shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (other than pursuant to Section 15 hereof) as follows: 20% of such shares after the expiration of one year from the date of grant; 40% of such shares after the expiration of two years from the date of grant; 60% of such shares after the expiration



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
      of three years from the date of grant; 80% of such shares after the expiration of four years from the date of grant; and 100% of such shares after the expiration of five years from the date of grant;

            (c) Notwithstanding Section 10(b) hereof, at any time after the expiration of a period of one year from the date of purchase of shares by an employee, the Committee may authorize a sale, assignment, transfer, pledge, hypothecation or other disposition of all or part of such shares free of any restrictions under the Plan if the Committee finds that in its judgment a case of hardship justifies such authorization;

            (d) If a Key Employee shall die before all restrictions imposed upon the Restricted Shares purchased by him shall lapse, the Committee, in its discretion, may remove any or all of the then remaining restrictions from any or all of such shares, effective as of such time or times as the Committee shall specify; and

            (e) If a Key Employee's employment shall terminate for any reason other than his transfer from the Corporation to a Subsidiary or his transfer from a Subsidiary to another Subsidiary or to the Corporation, the Corporation, if such shares were purchased from it, or a Subsidiary or a Parent, if they were purchased from it,shall have the right, but not the obligation, to repurchase, at their purchase price, all shares purchased by the employee which, at the time of termination of employment, remain subject to the restrictions set forth in this Section 10. Such right shall be exercisable within ninety (90) days immediately following such termination of employment. In case such termination is due to the employee's death or if he dies within ninety (90) days after such termination which is not due to death, such right shall be exercisable at any time after such death and prior to the expiration of ninety (90) days following receipt by the Corporation or the Subsidiary or Parent from which the Restricted Shares were purchased of written notice of the appointment of an executor or other personal representative of his estate. Restricted Shares of Common Stock with respect to which the Corporation or a Subsidiary or Parent shall have failed to exercise its right to repurchase shall remain subject to the restrictions imposed by this
      Section 10.




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
11.   EXERCISE OF OPTIONS BY KEY EMPLOYEES.  (Amended)

      Subject to Section 16 hereof, and except as otherwise provided in this
Section 11, no Option to purchase shares shall be exercisable by a Key Employee for a period of one year from the date of grant. Thereafter, subject to Section 16 hereof, and except as otherwise provided in this Section 11, shares originally subject to the Option may be purchased as follows: 20% of such shares after the expiration of one year from the date of grant; 40% of such shares after the expiration of two years from the date of grant; 60% of such shares after the expiration of three years from the date of grant; 80% of such shares after the expiration of four years from the date of grant; 100% of such shares after the expiration of five years from the date of grant; provided, however, that any Qualified Option granted under the Plan to an Over-Ten-Percent Shareholder shall be exercisable, as to 100% of the shares subject thereto, after the expiration of four years and ten months from the date of grant, and provided further that the Committee may, in its discretion, on a case-by-case basis, grant Options exercisable by a Key Employee, in whole or in part, upon, and amend each outstanding Option exercisable by a Key Employee to allow the exercise of such Option, in whole or in part, upon, a Change in Control of the Corporation. No Option granted under the Plan to a Key Employee shall be exercisable as to all or any portion of the shares subject to such Option after the ninth anniversary of the date of grant of such Option, except that no Qualified Option granted to a Key Employee who is an Over-Ten-Percent Shareholder shall be exercisable more than five years after the date of grant.

12.   LIMITATION ON EXERCISE OF OPTIONS.

      In addition to the conditions on exercise of Options described in Section 14 hereof, and notwithstanding any other provision of the Plan, the Committee, in its discretion and on the terms and conditions set forth in this Section 12 and such other terms and conditions as it deems appropriate, may prohibit exercise of any or all Options to purchase shares of Common Stock. In the event that the Committee prohibits the exercise of any Option, the Committee shall authorize payment of, and the Corporation shall pay, an amount equal to the excess of Fair Market Value of the shares covered by such Options over the option price of such shares. Such amount shall be paid in (a) cash, or (b) any combination of cash and Common Stock, with the form of payment to be at the election of the Committee; provided, however, in every instance the Committee shall



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determine that such payment is consistent with the purposes set forth in Section
1 of the Plan.

13.   SURRENDER AND REPURCHASE OF OPTIONS.

      A Stock Option Agreement may provide that in the event of any tender or exchange offer (other than an offer by the Corporation) for shares of Common Stock, the optionee will have the unconditional right (a "Limited Right") to surrender all or any portion of such Option (regardless of the extent to which such Option is then exercisable) during the 30-day period following the date shares are first purchased or exchanged pursuant to such offer (but without regard to the number of shares so purchased) and to receive in consideration of such surrender an amount equal to the excess of the Fair Market Value on the date of surrender of the shares covered by the surrendered portion of the Option over the Option price of such shares. Such amount shall be paid in (a) cash, (b) Common Stock, or (c) any combination of cash and Common Stock, with the form of payment to be at the election of the Committee; provided, however, that in every instance the Committee shall determine that such payment is consistent with the purposes set forth in Section 1 of the Plan. For the purposes of Limited Rights, the term "Fair Market Value on the date of surrender" shall mean the average of the Fair Market Value of the shares of Common Stock during the period commencing on the date the bidder publicly announced its intention to pay the price which was initially paid for, or the exchange ratio which was initially used for, such shares first purchased or exchanged and ending on the date on which such shares were first purchased or exchanged, inclusive.

14.   CONDITIONS OF EXERCISE OF OPTIONS.

      (a) Options granted under the Plan shall not be transferable by the optionee except by will, or if the optionee dies intestate, by laws of descent and distribution of the state of the optionee's domicile at the time of his death. During an optionee's lifetime, Options granted under the Plan are exercisable only by the optionee.

      (b) Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend, replace or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (to the extent they have not yet been exercised) and grant new options in substitution for them. Notwithstanding the foregoing, however, no modification of an Option shall



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adversely alter or impair any rights or obligations under any Option granted under the Plan without the affected optionee's consent.

      (c) If the employment of an optionee by the Corporation, a Parent, Subsidiary or a Successor Corporation shall terminate for any reason other than his death or Disability, then each Option held by that optionee on the date of such termination or the date on which he ceases to be a director, as the case may be, to the extent then exercisable, may be exercised at any time prior to the earlier of (i) its expiration date or (ii) the expiration of a ninety (90) day period following the date of termination of employment. An Option shall not be affected by any change in the duties or position of an optionee (including transfer to or from a Parent or Subsidiary) so long as he continues in the employ of the Corporation or a Subsidiary or Parent or a Successor Corporation. If the employment of an optionee by the Corporation, a Parent, a Subsidiary or a Successor Corporation, shall terminate by reason of his death or Disability, or, in the case of an optionee who is a director but not an employee of the Corporation, a Parent, a Subsidiary or a Successor Corporation, and such optionee ceases to be a director of the Corporation, a Parent, a Subsidiary or a Successor Corporation by reason of his death or Disability, then each Option held by the optionee on the date of his death or Disability, to the extent then exercisable, may be exercised, at any time prior to the earlier of (i) its expiration date or (ii) the expiration of one year following the date of the optionee's death or Disability, including the date death or Disability occurs. In the event of an optionee's death, his Options shall be exercisable, to the extent otherwise provided in the Plan, by the executor or by any other person who may be empowered to do so under the optionee's will. If the optionee has failed to make a testamentary disposition of his Options or dies intestate, his Options shall be exercisable by his legal representative.

      (d) Treatment of Options upon termination of service of an Eligible Director shall be governed by Section 27 hereof.

      (e) Each Option shall be confirmed by a Stock Option Agreement which shall be executed by the Corporation and by the person to whom the Option is granted.

      (f) To the extent that an Option is not exercised within the period of time prescribed by the Plan and the



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Stock Option Agreement confirming the Option, the Option shall lapse and all rights to the optionee with respect to it shall terminate.

      (g) Nothing in the Plan or in the Stock Option Agreement shall confer on any employee any right to continue in the employ of the Corporation or any Parent or Subsidiary or Successor Corporation; affect the right of the Corporation or any Parent or Subsidiary or a Successor Corporation to terminate his employment at any time; or be deemed a waiver or modification of any provision contained in any agreement between the employee and the Corporation or any such Parent or Subsidiary. The Stock Option Agreements may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence.

15.   PAYMENT FOR SHARES.

      Unless otherwise permitted by the Committee, payment for any shares of Common Stock (other than for payment of shares of Common Stock purchased upon the exercise of an Option as described below) sold under the Plan shall be in cash and shall be made on or prior to the date on which the shares are sold to the Key Employee. The Committee, in its discretion, may permit part payment for the shares, in an amount not exceeding seventy-five percent of the purchase price thereof, by a promissory note or notes of the Key Employee. In no event shall the portion of the purchase price payable in cash be less than the par value of the Common Stock sold to the Key Employee. Any such promissory note shall bear interest at a rate determined by the Committee, but not less than the appropriate applicable federal rate, and shall be payable not more than six years after the date on which the shares are purchased. Any shares for which part payment is made by any such note or notes shall be pledged with the Corporation, or with the Subsidiary or Parent by which the shares are sold, as security for the payment, when due, of interest on and the principal of such note or notes. The Key Employee or Eligible Director shall not possess any rights of a stockholder with respect to any shares sold to him under the Plan prior to the date on which such shares are issued in or transferred into his name or the name of his nominee.

      Payment for shares of Common Stock purchased upon exercise of an Option granted under the Plan shall be made (except in the case of a surrender pursuant to Section 13) to the Corporation in cash (including check, bank draft, money order or wire transfer), or by delivering shares of



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Common Stock already owned by the Option holder and having an aggregate value
(based on the Fair Market Value of the Common Stock so delivered as of the day preceding the date of delivery) equal to the Option price of the shares purchased, or by delivering to the Corporation a combination of such shares and cash having an aggregate value (based on the Fair Market Value of the Common Stock so delivered as of the date preceding the date of delivery) equal to the Option price of the shares purchased. A Key Employee or Eligible Director to whom an Option is granted shall not be deemed the holder of any shares subject to the Option or have any rights of a shareholder with respect thereto until the shares are delivered to him.

16. SOURCE AND NUMBER OF SHARES AND OPTIONS.

      As determined by the Board from time to time, shares of Common Stock sold by the Corporation to its Key Employees shall be either authorized but unissued shares or shares acquired by the Corporation and held in its treasury. Shares sold by a Subsidiary or a Parent to its Key Employees shall be acquired by such subsidiary from the Corporation. Any Restricted Shares of Common Stock repurchased by the Corporation or any Subsidiary or Parent pursuant to the terms of Section 10 hereof shall again become available for sale pursuant to the terms of this Plan.

      Upon the effective date of any merger or consolidation of the Corporation with or into another corporation (other than a merger or consolidation in which the Corporation is the surviving corporation and which does not result in any reclassification or reorganization of the then outstanding shares of Common Stock) and upon the effective date of any sale of all or substantially all of the assets of the Corporation to any other entity (a "Terminating Event"), the Plan and any unexercised Options granted under the Plan shall terminate unless a provision shall be made in writing in connection with such Terminating Event for the continuance of the Plan and, if the Corporation is not the surviving corporation, for the assumption of such unexercised Options by a successor employer or parent or subsidiary thereof or for the substitution for such unexercised Options of new Options covering shares of such successor with appropriate adjustments as to number, price and kind of securities or property subject to such new Options. In such event, the Plan and the unexercised Options theretofore granted or the new Options substituted therefor shall continue in the manner and under the terms provided in the Plan. Prior to any such termination of the



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Plan, upon the effective date of any Terminating Event in which provision is not made for the continuance of the Plan and for the assumption or substitution of Options, the Committee may in its discretion permit each Key Employee to accelerate the time at which his Option may be exercised and to purchase the full number of shares under his Option which he would otherwise have been entitled to purchase during the remaining term of such Option.

      The provisions contained in the preceding sentence shall be inapplicable to an Option granted within six (6) months before the occurrence of a transaction described above if the holder of such Option is subject to the reporting requirements of Regulations 17 C.F.R. ss. 240.16b-3 of the Exchange Act.

17. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

      The Board may at any time terminate or from time to time suspend or modify the Plan, provided that no modification without the approval of stockholders shall (a) increase the maximum number of shares which may be sold under the Plan, (b) permit the purchase of any shares unless payment of the purchase price pursuant to Section 15 hereof is made at the time of purchase and (c) decrease the minimum price at which shares may be sold.

      Similarly (except as provided in or permitted by Section 16 hereof), the Board may not make any alteration which would affect an Option previously granted or, without the approval of the shareholders of the Corporation, make any alteration which would (except as provided in Section 16 hereof) (a) increase the aggregate number of shares for which Options may be granted; (b) decrease the minimum Option price as set forth in Section 9 of the Plan; (c) extend the term of the Plan or the maximum period during which any Option may be exercised; or (d) change the class of employees eligible to receive Options. The Board shall be authorized to amend the Plan and the Options granted thereunder to qualify as incentive stock options within the meaning of Section 422 of the Code. Notwithstanding the foregoing, amendment of the Plan relating to the Eligible Director Participants shall be governed by Section 28 hereof.

18.   COMPLIANCE WITH LAW AND OTHER CONDITIONS.

      The Plan, together with all Options and Stock Option Agreements under this Plan, shall be governed by the laws of the State of New Jersey, to the extent not superseded by the laws of the United States. No shares shall be issued, sold or delivered pursuant to the exercise or surrender of any Option granted under the Plan prior to (a) any registration or other qualification of such shares under any state or federal law or regulation which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable, and
(b) the admission of such shares to listing on any stock exchange on which the stock may then be listed free of any conditions not acceptable to the Committee.

19. GOOD-FAITH ATTEMPTS.

      As to Qualified Options granted under the Plan, to the extent consistent with Section 422(c)(1) of the Code and Regulations issued by the Secretary of the Treasury for incentive stock options, (i) the requirement set forth in
Section 9 of the Plan that the Option price of any Option granted under the Plan be not less than 110% of the Fair Market Value of the Common Stock subject to the option at the time if it is granted to a Key Employee other than an Over-Ten-Percent Shareholder, and not less than 100% of the Fair Market Value of the Common Stock if granted to a Key Employee who is an Over-Ten-Percent Shareholder, and (ii) the limitation on the aggregate Fair Market Value of the Common Stock for which a Key Employee may be granted Qualified Options as set forth in Section 5 of the Plan, shall be considered to have been met if the Committee has made a good-faith attempt to meet the requirements of Section 422(b)(4) or Section 422(b)(6) and 422(c)(5) of the Code or Section 422(d) of the Code, as applicable, and such requirements are considered to have been met pursuant to Section 422(c)(1) of the Code.

20.   CONSTRUCTION.

      It is intended that all Qualified Options granted under the Plan shall constitute "incentive stock options" under Section 422 of the Code. To that end, the Plan and all Stock Option Agreements entered into pursuant to it shall be construed and interpreted so that all Qualified Options granted under the Plan constitute "incentive stock options" within the meaning of Section 422 of the Code, unless the terms and provisions of this instrument clearly and unequivocally require a contrary interpretation or construction.

21.   EFFECTIVE DATE AND DURATION.

      The Plan shall become effective on the date on which it is approved by a majority of votes cast on the proposal as to the Plan by the shareholders of the Corporation entitled to vote thereon, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. No Options may be granted under the Plan after the ninth anniversary of the effective date of the Plan.

22.   WITHHOLDING TAXES.

      The Corporation may require a Key Employee receiving shares of Common Stock hereunder, exercising a Non-qualified Option granted hereunder, or disposing of shares of Common Stock acquired pursuant to the exercise of a Qualified Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code), to reimburse the corporation that employs such employee for any taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance or disposition of such shares of Common Stock. In lieu thereof, the corporation that employs such employee shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the employee upon such terms and conditions as the Board of Directors shall prescribe. The corporation that employs such employee may, in its discretion, hold the stock certificate to which such employee is entitled upon the exercise of an Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.

      Subject to the consent of the Committee, an employee may make an irrevocable election to have shares of Common Stock otherwise issuable withheld, tender back to the Company shares of Common Stock received pursuant to an award or deliver to the Corporation previously acquired shares of Common Stock having a fair market value sufficient to satisfy all or part of the employee's estimated tax obligations associated with the transaction. Such election must be made by a Key Employee prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

      In addition, at any time that the Corporation becomes subject to a withholding obligation under applicable law with respect to the exercise of a Non-qualified Option (the "Tax Date"), except as set forth below, a holder of a Nonqualified Option may elect to satisfy, in whole or in part, the holder's related personal tax liabilities (an "Election") by (i) directing the Corporation to withhold from shares of Common Stock issuable in the related exercise either a specified number of shares or shares of Common Stock having a specified value (in each case not in excess of the related personal tax liabilities), (ii) tendering shares previously issued pursuant to the exercise of an Option or other shares of Common Stock owned by the holder or (iii) any combination of (i) and (ii). An Election shall be irrevocable. The withheld shares of Common Stock and other shares tendered in payment should be valued at their Fair Market Value on the Tax Date. The Committee may disapprove of any Election, suspend or terminate the right to make Elections or provide that the right to make Elections shall not apply to particular shares of Common Stock or exercises. If a holder is a person subject to Section 16 of the Exchange Act then (1) any Election by such holder must be made (i) at least six months prior to the relevant Tax Date or (ii) on or prior to the relevant Tax Date and during a period that begins on the third business day following the date of release of publication of the Corporation's quarterly or annual summary statements of sales and earnings and that ends on the twelfth business day following such date and
(2) the Election may not be made with respect to an exercise, or the withholding obligation arising thereon, if the relevant Option was granted six months or less prior to the date of Election. The Committee may impose any other conditions or restrictions on the right to make an Election as it shall deem appropriate.

23.   MISCELLANEOUS.

      No member of the Board or of the Board of Directors of any Subsidiary or any officer or employee of the Corporation or of any Subsidiary shall be personally liable for any act or omission in good faith in connection with the Plan.

      The provisions of the Plan, and the restrictions and conditions set forth herein, shall be binding upon the personal representatives of any Key Employee or Eligible Director who purchases shares under the Plan, including the executors, administrators or trustees of his estate and any receiver, trustee in bankruptcy or representative of the creditors of such employee.

      All funds received by the Corporation, a Subsidiary or a Parent may be used for any corporate purpose.

      The Plan and the Corporation's, a Subsidiary's or a Parent's obligation to sell and deliver shares of the Corporation's Common Stock, or to issue Options under the Plan shall be subject to all applicable laws, rules and regulations and to the approval of any governmental authority which the Corporation, in its sole discretion, determines to be necessary or desirable in connection with the Plan and the authorization, issuance, sale or delivery of such stock or Option.

      Any shares of Common Stock purchased under the Plan by an employee and transferred at the request of the employee, into the name of a bank, broker or other fiduciary nominee shall remain subject to the provisions of the Plan.

      With respect to persons subject to Regulations 17 C.F.R. ss. 240.16b-3 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of such regulation or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

24.   STOCK OPTION GRANTS TO ELIGIBLE DIRECTORS.

      Each person who was an Eligible Director on July 14, 1992 and each person who becomes an Eligible Director thereafter shall automatically be granted, as of July 14, 1992 or the date such person becomes an Eligible Director, as the case may be, a Non-qualified Option to purchase 5,000 shares of Common Stock of the Corporation (the "Initial Option"). Upon each anniversary of an Eligible Director's grant of an Initial Option (and provided that such Eligible Director has continued to serve in such capacity through such anniversary), such Eligible Director shall automatically be granted an additional Non-qualified Option to purchase 2,500 shares of Common Stock of the Corporation (the "Additional Option"). The purchase price of the shares of Common Stock covered by the Non-qualified Options granted pursuant to this Section 24 shall be the Fair Market Value of such shares on the date of grant.

25.   ELIGIBLE DIRECTOR'S EXERCISE OF OPTIONS.

      Subject to Section 27 hereof, a Non-qualified Option granted pursuant to
Section 24 hereof shall, to the extent not exercised, expire on the ninth anniversary of the date of grant. An Initial Option granted to any Eligible Director (i) shall not be exercisable prior to the first anniversary of the date of grant, (ii) shall be exercisable with respect to one-third (1/3) of the aggregate number of shares of Common Stock initially subject to the Initial Option during the 12-month period commencing on the first anniversary of the date of grant, (iii) shall be exercisable with respect to two-thirds (2/3) of the aggregate number of shares of Common Stock initially subject to the Initial Option during the 12-month period commencing on the second anniversary of the date of grant and (iv) shall be exercisable with respect to the aggregate number of shares of Common Stock initially subject to the Initial Option on and after the third anniversary of the date of grant. An Additional Option granted to any Eligible Director shall be exercisable with respect to one hundred percent (100%) of the aggregate number of shares of Common Stock initially subject to such Additional Option on and after the first anniversary of the date of grant.

26.   ELIGIBLE DIRECTOR'S INELIGIBILITY FOR OTHER GRANTS.

      Any Eligible Director who is eligible to receive an Option pursuant to
Section 24 hereof shall be ineligible to receive any other grant or award under any other Section of this Plan.

27.   ELIGIBLE DIRECTOR'S TERMINATION.

      If an Eligible Director who has been granted Options pursuant to Section 24 hereof shall cease to be a director of the Corporation for any reason then each Option held by such Eligible Director on the date of such cessation, to the extent then exercisable, may be exercised at any time prior to the earlier of
(i) its expiration date or (ii) the expiration of a sixty (60) day period following the date of such cessation.

28.   AMENDMENT OF ELIGIBLE DIRECTOR PROVISIONS.

      Sections 24 through 28 shall not be amended more than one time in any six-month period, other than to comport with changes in the Code, the Employee Retirement Income Security

Act of 1974, as amended, or the rules promulgated thereunder.

                                AMENDMENT TO THE
                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                      1991 INCENTIVE PLAN FOR KEY EMPLOYEES
                            AND DIRECTORS, AS AMENDED


1. This Amendment (the "Amendment") to the International Specialty Products Inc. 1991 Incentive Plan for Key Employees and Directors, as amended (the "Plan"), is effective as of December 31, 1995, subject to stockholder approval.

2. Section 9 of the Plan is hereby amended by deleting such section in its entirety and substituting in lieu thereof a new Section 9 to read in its entirety as follows:

            "9.   KEY EMPLOYEE OPTION PRICE.

                  Except as otherwise provided in this Section 9, the Committee shall have full authority, in its discretion, to determine the Option price per share at which Options granted under the Plan shall be exercisable; provided, however, that (a) the Option price of any Non-qualified Option shall be not less than 50% of the Fair Market Value of the shares of Common Stock subject to such Option on the date such Option is granted and (b) the Option price of any Qualified Option shall be not less than 100% of the Fair Market Value of the shares of Common Stock subject to such Option on the date such Option is granted; and provided further that the Option price of any Qualified Option granted to a Key Employee who is an Over-Ten-Percent Shareholder shall be not less than 110% of the Fair Market Value of the shares of Common Stock subject to such Option on the date such Option is granted. In any event, the Option price shall not be less than the par value of the shares subject to this Option."

3. Section 11 of the Plan is hereby amended by deleting such section in its entirety and substituting in lieu thereof a new Section 11 to read in its entirety as follows:

            "11.  EXERCISE OF OPTIONS BY KEY EMPLOYEES.

            Subject to Section 16 hereof, and except as otherwise provided in this Section 11, the Committee shall have full authority, in its discretion, to determine the expiration date of any Option granted under the Plan and the vesting period, if any, over which an Option shall be exercisable by a Key Employee; provided, however, that the Committee may, in its discretion, on a case-by-case basis, amend each outstanding Option exercisable by a Key Employee to allow the exercise of such Option, in whole or in part, upon, a Change in Control of the Corporation. No Qualified Option granted to a Key Employee who is an Over-Ten-Percent Shareholder shall be exercisable as to all or any portion of the shares of Common Stock subject thereto more than five years after the date of grant."

                             AMENDMENT NO. 2 TO THE
                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                      1991 INCENTIVE PLAN FOR KEY EMPLOYEES
                            AND DIRECTORS, AS AMENDED


1. This Amendment No. 2 (the "Amendment") to the International Specialty Products Inc. 1991 Incentive Plan for Key Employees and Directors, as amended (the "Plan") is effective as of December 9, 1996, subject to stockholder approval.

2. The last sentence of the first paragraph of Section 5 of the Plan is hereby amended by deleting such sentence in its entirety and substituting in lieu thereof a new sentence to read in its entirety as follows:

            "The aggregate number of shares for
            which Options may be granted under the
            Plan shall be seven million."

3. The third paragraph of Section 6 of the Plan is hereby amended by deleting such paragraph in its entirety and substituting in lieu thereof a new paragraph to read in its entirety as follows:

          "Subject to the provisions of the Plan, the Committee shall have full authority in its discretion to determine those Key Employees to whom Options shall be granted and in each case the number of shares to be subject to such Option, the date on which it is to be granted, the Option price at which shares covered thereby may be purchased (subject, however, to Section 9 of the Plan), whether it is intended to be a Qualified Option or a Non-qualified Option, and the other terms thereof; provided that no single Key Employee may be granted Options for more than 200,000 shares of Common Stock during any calendar year."

                             AMENDMENT NO. 3 TO THE
                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                      1991 INCENTIVE PLAN FOR KEY EMPLOYEES
                            AND DIRECTORS, AS AMENDED


1. This Amendment (the "Amendment") to the International Specialty Products Inc. 1991 Incentive Plan for Key Employees and Directors, as amended (the "Plan"), is effective as of July 15, 1998, subject to stockholder approval.

2. Section 2 of the Plan is hereby amended by deleting the definition of "Change in Control" in its entirety and substituting in lieu thereof the following definition:

      "Change in Control" of the Company is deemed to have occurred if the Heyman Group ceases to have, in the aggregate, directly or indirectly, at least 20% of the voting power of the Company. The "Heyman Group" shall mean (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the voting stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any entity controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors.

2. Section 2 of the Plan is hereby further amended by adding the following definitions in the appropriate alphabetical order:

      "Effective Date" means the date of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger.

      "Good Reason" means a change or changes in the terms of the employment of a holder of Options that are materially adverse to such holder, including with respect to salary and bonus, level of responsibility or geographic location of employment.

      "Holdings" means ISP Holdings Inc., a Delaware corporation.

      "Merger" means the merger of the Corporation with and into Holdings.

      "Merger Agreement" means that certain Agreement and Plan of Merger dated as of March 30, 1998 by and between the Corporation and Holdings.

      "Preferred Stock Options" means those certain options to purchase shares of Holdings' Series A Cumulative Redeemable Convertible Preferred Stock.

      "SARs" means those certain stock appreciation rights granted by Holdings based upon the value of Holdings common stock.

3. The last sentence of the first paragraph of Section 5 of the Plan is hereby amended by deleting such sentence in its entirety and substituting in lieu thereof a new sentence to read in its entirety as follows:

               "The aggregate number of shares for which Options may be granted under the Plan shall be nine million."

4. Section 11 of the Plan is hereby amended by deleting such section in its entirety and substituting in lieu thereof a new Section 11 to read in its entirety as follows:

      "EXERCISE OF OPTIONS BY KEY EMPLOYEES.

      Subject to Section 16 hereof, and except as otherwise provided in this
      Section 11, the Committee shall have full authority, in its discretion, to determine the expiration date of any Option granted under the Plan and the vesting period, if any, over which an Option shall be exercisable by a Key Employee; provided, however, that from and after the Effective Date, all Options (including those outstanding at the Effective Date) shall become immediately exercisable if a Change of Control shall occur and at any time following such Change of Control: (i) the Corporation terminates without cause the employment of the holder of such Options; (ii) such holder's employment is terminated as a result of his death or permanent Disability; or (iii) such holder terminates such employment for Good Reason. No Qualified Option granted to a Key Employee who is an Over-Ten-Percent Shareholder shall be exercisable as to all or any portion of the shares of Common Stock subject thereto more than five years after the date of grant."

5.    A new paragraph 29 shall be added to read in its entirety as follows:

      "OPTION GRANTS TO HOLDERS OF HOLDINGS' PREFERRED STOCK OPTIONS AND SARs

      Notwithstanding the provisions of Section 6, as of the Effective Date, holders of Holdings' Preferred Stock Options and Holdings' SARs shall be entitled to receive those certain option grants as contemplated in the Merger Agreement."